Exhibit 10.3

Date: 5th December 2022

Brandon Chong

Dear Mr Chong,

LETTER OF APPOINTMENT

We are pleased to offer you employment with Hi Style Apparel Sdn Bhd subject to and in accordance with the following terms and conditions.

1.	Appointment and Duties

You will be assigned in the position of Finance Controller and will be in charged for Finance and Account Department. You shall be reporting directly to Director.

The Management reserves the right to re-designate, reassign and/or transfer you at any time. It is a specific condition of your service that you will agree to undertake any work assignments as and when assigned by the Management.

Your duties and responsibilities are described in First Schedule.

2.	Commencement Date

You will assume duties with us on the agreed date on 5th December 2022.

3.	Hours of Work

The office hours shall be as follows:

Monday – Friday:	0900hrs to 1800hrs

Saturday:	0900hrs to 1300hrs (upon necessary only)

Lunch Break:	1300hrs to 1400hrs

However, the Company reserves the right to vary your normal hours of work subject to the provisions of the relevant law.

You will undertake to do any overtime work as and when required by the Company included weekend, and in your present position, you are not entitled to any overtime pay.

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4.	Remuneration

You shall be paid a monthly basic salary of RM 20,000.00 (Ringgit Malaysia Twenty Thousand Only). You shall be entitled travelling allowance of RM800.00 (Eight Hundred Only) per month.

5.	Probationary Period

You shall be undergo a probationary period of six (6) months, which at the discretion of the Company may be extended for a further period not exceeding 3 months., if it is deemed necessary.

6.	Termination of Employment

During the probationary period, either party may terminate your service at any time upon giving one (1) weeks’ notice in writing or payment in-lieu of notice without any reason assigned thereof.

Upon confirmation of employment, either party may terminate your service at any time upon giving written notice or payment in-lieu of notice of 3 (three) months:

6.1	By the Company “for cause”:

This Employment Contract and your employment hereunder may be terminated immediately by the Employer “for cause”. For purposes hereinafter, “for cause” shall mean:

6.1.1	During the Probation Period;

6.1.2	If you breach your duty of loyalty to the Employer;

6.1.3	If you demonstrate gross negligence or wilful misconduct in your performance of your duties hereunder;

6.1.4	If you breach any of the terms, conditions or covenants of this Employment Contract;

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6.1.5	If you have used false personality or nationality or has produced false documents or certificates;

6.1.6.	If the Employee has not carried out his basic duties and continues to do so in spite of a written notice to him, warning that the Employment will be terminated if he persists except for as a result of sickness and/or holiday;

6.1.7	If the Employee absents himself without approved leave for more than 2 consecutive days.

In the event your employment is terminated “for cause”, you will be entitled only to your base salary and benefits to the date of your termination, and you will not be entitled to any unpaid bonus relating to any period.

6.2	By the Company “without cause”:

This Employment Contract and your employment hereunder may be terminated by the Employer at any time upon written notice to you.

During probationary period, the notice of termination by either party shall be as follows: In the event of the Employer termination “without cause”, you will be entitled to the following:

-	your benefits through to the date of your termination
-	your basic salary compensation through to the date of your termination;
-	any unconsumed leave at the date of termination.

6.3	By You:

You may terminate this Employment Contract and your employment hereunder at any time upon written notice to the Employer. In the event of such termination, you will be entitled to your basic salary and benefits through to the date of your termination.

7.	Public Holiday

You will entitle to Government gazette public holidays as stipulated with the Employment Act, 1955.

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8.	Annual Leave

Upon confirmation of employment, your annual leave entitlement includes:

a.	16 days for every 12 months of continuous service for a period of less than 2 years (1st year and 2nd year of service);

b.	22 days for every 12 months of continuous service for a period of 2 years or more but less than 5 years (3rd year of service and onwards)

Annual leave shall be taken within the year of entitlement. Any balance of annual leave not taken within the year of entitlement (if any) shall be forfeited.

However, the above entitlement will be revised as and when any new policy enforced.

9.	Sick Leave

9.1	You shall be entitled to sick leave days in total per year as stipulated below:

9.1.1	Full basic wage for the first fourteen (14) days; and
9.1.2	No wage for the remaining period

To qualify for paid sick leave, you must be served company for at least 6 months and certified to be unfit for work by a registered medical practitioner recognized by the Company.

9.2	You shall be entitled to hospitalization leave up to a maximum of 60 days (includes 14 days outpatient sick leave) per year as stipulated below:

9.2.1	Full basic wage for the first sixty (60) days (includes 14 days outpatient sick leave); and
9.2.2	No wage for the remaining period.

10.	Statutory Contribution

In compliance with the statutory requirements as stated in the Employees Provident Fund Act 1991 (“EPF”), Employees’ Social Security Act 1969 (“SOCSO”), Employment Insurance Scheme Act 2017 (“EIS”), the Company shall deduct sums as may be required from your monthly salary for the contribution of EPF, SOSCO and EIS and other similar contribution as required by law. The Company shall make it contribution in accordance with the prevailing statutory requirements

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11.	Rules, Regulations & Confidentiality

You shall at all times, devote your full attention and skill to the affairs of the Company and will endeavour to your utmost ability to promote and advance the interests of the Company.

Accordingly, you undertake that:

a.	You will under no circumstances make available your services to any undertaking, or have any interest directly or indirectly in any other undertaking or activity which might interfere with the proper performance of your duties without first obtaining the written permission of the Company;
b.	You will not at any time during the continuance or after the termination of your services with the Company irrespective of any reason for such termination, make use or disclose to any party either for your own benefit or for the benefit of any party (individual, firm, company, any trade or business), the affairs and confidential information of the Company or any of its related companies of which you have knowledge or become aware during the course of your service with the Company;
c.	The intellectual property rights of the work achievements produced by you, if any, if performing your duties shall belong to the Company and you shall not engage in any activity that is detrimental to the intellectual property rights or other property rights and interests of the Company.
d.	You will obey and comply with all reasonable orders and instructions given to you by the Company or its authorized agents and observe all standing and other rules and/or regulations now in force or from time to time approved by the Company.
e.	Upon termination of your employment, you shall return all tangible Confidential Information in whatever from possessed and any other properties belonging to the Company.

12.	Other Terms and Conditions of Employment

Other terms and conditions, if not specifically mentioned herein, will be in accordance with the Employment Act 1955, policies, Company Memos and instructions of the Company (if any), all of which shall form an integral part of your term of employment.

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13.	Governing Agreement

This Employment Contract and Schedule 1 hereto, constitute the entire agreement between the parties, and supersedes and replaces any and all other contracts or agreements of employment, oral or written, executed between the Employer and the Employee. In the event that any provision of this Employment Contract becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this agreement shall continue in full force and effect without such provision.

This Employment Contract is personal in nature and may not be assigned or otherwise transferred by you. This agreement shall be binding upon, and to the benefit of the Employer and its successors and assigns.

14.	Governing Law

This Agreement shall be governed and construed in accordance with the laws for the time being in force in Malaysia.

15.	Governing Text

This Agreement is drawn up in the English Language. In the event of any foreign language translation being made and of any resulting inconsistency, the English text shall prevail.

IN WITNESS WHEREOF THE PARTIES have executed this Employment Contract on the day and year written.

Signed by:	/s/ Pwa Chong Chin
Mr. Pwa Chong Chin
Director

Signed by:	/s/ Brandon Chong	Date: December 5, 2022
Mr Brandon Chong
Employee

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First Schedule

JOB DESCRIPTIONS AND RESPONSIBILITIES

1.	Lead, develop and manage finance and account department.

2.	Ensuring that organization meets necessary tax, permit and licensing requirement

3.	In charge of drafting and presenting financial reports such as profit and loss statements, balance sheets, budgets, and financial prospectuses.

4.	Collaborating with the team in establishing effective processes and controls to ensure the integrity of company’s ledger.

5.	Overseeing all financial control activities, including the review and analysis of monthly and quarterly numbers and disclosers.

6.	Providing executive management with accurate and comprehensive financial information to guide effective policy making and financial strategizing.

7.	Monthly summarizing budget trends, analysing deficiencies and reporting variances.

8.	Providing external auditors with the necessary documentation and support.

9.	Liaising with external tax accountants and auditor team for tax preparation and financial report.

10.	Managing all finance and accounting operations.

11.	To ensure compliance with government rules and regulations and all statutory acts

12.	To carry out the ad-hoc duties and responsibilities as assigned by Management from time to time as deemed necessary for the company.

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